Exhibit 3.3

MySkin, Inc.

Charter

of the

Audit Committee of the Board of Directors

The Board of Directors (the “Board”) of MySkin, Inc. (the “Company”), hereby confirms the role of the Audit Committee (the “Committee”) to advise the Board with respect to fulfilling its oversight responsibilities relating to corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company.

I. PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company by:

    1. reviewing the financial reports and other financial and related information provided by the Company to the Securities and Exchange Commission or the public;

    2. reviewing the Company’s system of internal controls regarding finance, accounting, legal compliance and code of business conduct that management and the Board have established;

    3. reviewing the Company’s auditing, accounting and financial reporting processes;

    4. reviewing and appraising with management the audit efforts of the Company’s independent accountants; and

    5. providing an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of the Charter.

II. COMPOSITION

    The Audit Committee shall be comprised of two or more directors as determined by the Board, one of whom shall be selected by the Board as Chairman. Members of the Committee shall be non-employee Directors, each of whom shall be a disinterested person within the meaning of Section 10A(m) of the Securities Exchange Act of 1934, as from time to time amended (the “Exchange Act”), Rule 10A-3 thereunder and Rule 16b-3(c)(2) under the Exchange Act, an “independent director” as defined in Rule 4350 of the National Association of Securities Dealers, Inc., and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The members of the Audit Committee shall meet the experience requirements of the Exchange Act and each stock exchange on which the Company’s common stock may from time to time be traded. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III. MEETINGS

    The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the internal auditing department and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    Document/Reports Review

    1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

    2. Review with management and independent accountants the Company’s annual financial statements included in the Form 10-KSB prior to its filing and prior to the release of earnings, including major issues regarding accounting and auditing principles and practices as well as the adequacy of the Company’s internal controls that could significantly affect the Company’s financial statements. Discuss with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended.

    3. Review with management and the independent accountants the Company’s quarterly financial statements included in the Form 10-QSB prior to its filing and prior to the release of earnings. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

    4. Review with the independent accountants the recommendations included in their management letter, if any, and their observations regarding the Company’s financial and accounting procedures. On the basis of this review make recommendations to the Board for any changes that seem appropriate. Review any changes required in the planned scope of the audit and the internal auditing department’s responsibilities, budget and staffing.

    Independent Accountants

    5. Review the performance of the independent accountants and make all determinations regarding the appointment or termination of the independent accountants. The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. The independent accountants are ultimately accountable and shall report directly to the Committee for such accountant’s review of the financial statements and internal controls for the Company. The fees to be paid to the independent accountants for auditing and non-auditing activities shall be reviewed and approved by the Committee. On an annual basis, the Committee shall review and discuss with the accountants all significant relationships that the accountants have with the Company to determine the accountants’ independence.

    6. Oversee independence of the accountants by:

▪
receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard 1;

▪
reviewing, and discussing, with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

▪	take necessary action to satisfy itself of the accountants’ independence.

    7. Pre-approve all auditing and non-auditing services to be provided by the accountants to the Company. Non-auditing services need not be pre-approved if:

▪	amounts for all non-audit services aggregate less than five percent of the amounts paid for audit services during the fiscal year; and

▪	the non-audit services were not believed to be non-audit services at the time of engaging the services; and

▪	such non-audit services are brought to the attention of the Committee and approved by the Committee prior to completion of the audit for the fiscal year; and

    Financial Reporting Process

    8. In consultation with management and the independent accountants review the integrity of the Company’s financial reporting processes, both internal and external.

    9. Establish regular systems of reporting to the Audit Committee by management and the independent accountants regarding any significant financial reporting issues and judgments made in connection with management’s preparation of the financial statements and any significant difficulties encountered by the independent accountants during the course of its review or audit, including any restrictions on the scope of work or access to required information.

    10. Review and resolve any disagreement among management and the independent accountants in connection with the preparation of the financial statements.

    11. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants or management. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

    12. Meet with the independent accountants prior to the annual audit to review the planning and staffing of the audit.

    13. Meet periodically with management to review the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures.

    Legal Compliance/General

    14. Review, at least on an annual basis, with the Company’s counsel any legal matter that could have a significant impact on the Company’s financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

    15. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including means for confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

    16. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

    17. Review the appointment and replacement of internal auditing personnel, review reports to management prepared by the internal auditing department and management’ s responses, and review cooperation of the internal auditing department with the independent auditors.

    18. Retain independent counsel and other advisers the Committee deems necessary to carry out its duties.

    19. Report through its Chairperson to the Board following meetings of the Audit Committee.

    20. Maintain minutes or other records of meeting and activities of the Audit Committee.

    Following receipt of any reports of the Committee based upon reviews undertaken pursuant to the provisions hereof and recommendations in connection therewith, the Board may accept, reject or modify such reports or recommendations. Nothing herein contained shall prevent the Board from taking action with respect to the matters described herein without such matters having first been considered by the Committee.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants.